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                           KILROY REALTY CORPORATION

                            ARTICLES SUPPLEMENTARY
                                                                     EXHIBIT 3.1
                                200,000 SHARES
             8.075% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK


          KILROY REALTY CORPORATION, a Maryland corporation (the "Corporation") hereby certifies to the State Department of Assessments and Taxation (the "Department") that:

          FIRST: By Articles Supplementary filed with the Department on February 6, 1998 (the "February 6, 1998 Articles Supplementary"), the Corporation classified 1,500,000 shares of its authorized but unissued preferred stock, par value $.01 per share ("Preferred Stock") as a separate class of Preferred Stock designated as "8.075% Series A Cumulative Redeemable Preferred Stock" (the "Series A Preferred Stock"), and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of the Series A Preferred Stock, all as set forth in the February 6, 1998 Articles Supplementary.

          SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article IV of the Articles of Amendment and Restatement of the Corporation filed with the Department on January 21, 1997, as supplemented by the February 6, 1998 Articles Supplementary (the "Charter") and
Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board of Directors") by resolutions duly adopted on April 15, 1998, and a duly appointed committee of the Board of Directors by resolutions adopted on April 17, 1998 pursuant to authority conferred upon such committee by the Board of Directors, has classified 200,000 additional shares of the authorized but unissued Preferred Stock of the Corporation as Series A Preferred Stock, having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions as set forth in the February 6, 1998 Article Supplementary, and has authorized the issuance of a maximum of 200,000 of such additional shares of Series A Preferred Stock.

          THIRD: The additional 200,000 shares of Series A Preferred Stock have been classified and designated by the Board of Directors, and a duly appointed committee thereof, under the authority contained in the Charter.

          FOURTH: These Articles Supplementary have been approved by a duly appointed committee of the Board of Directors, pursuant to authority conferred upon such committee by the Board of Directors, in the manner and by the vote required by law. No
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stockholder of the Corporation has any voting rights with respect to these
Articles Supplementary.

          FIFTH: The total number of shares of Preferred Stock which the Corporation has authority to issue is 30,000,000 shares. Immediately prior to the adoption of the April 15, 1998 resolutions by the Board of Directors and the April 17, 1998 resolutions by a duly appointed committee of the Board of Directors, and the filing of these Articles Supplementary, the number of shares of Preferred Stock classified as Series A Preferred Stock was 1,500,000. Immediately following the adoption of the April 15, 1998 resolutions by the Board of Directors and the April 17, 1998 resolutions by a duly appointed committee of the Board of Directors, and the filing of these Articles Supplementary, the total number of shares of Preferred Stock of the Corporation classified as Series A Preferred Stock is 1,700,000 shares.

          SIXTH: The undersigned Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts to be verified under oath, the undersigned Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

                                     - 2 -
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          IN WITNESS WHEREOF, the Corporation has caused these Articles
Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 20th day of April, 1998.


ATTEST:                         KILROY REALTY CORPORATION



/s/ Richard E. Moran Jr.        By /s/ Jeffrey C. Hawken    (SEAL)
    --------------------           ------------------------
Richard E. Moran Jr.              Jeffrey C. Hawken
Secretary                             Vice President



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